Exhibit 10.1

FORM OF SENIOR UNSECURED BRIDGE PROMISSORY NOTE

Elite Health Systems Inc.

Original Principal Amount: **$525,000.00**

Issue Date: July 31, 2026

Maturity Date: July 31, 2027

Holder: Prasad Jeereddi

Note No.: 00-01

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FOR VALUE RECEIVED, Elite Health Systems Inc., a Delaware corporation (the "Company"), hereby promises to pay to the Holder identified above, or its permitted assigns, the Original Principal Amount, together with accrued interest, in accordance with this Note. This Note is one of a series of substantially identical Senior Unsecured Bridge Promissory Notes that may be issued from time to time in an aggregate original principal amount not exceeding $1,500,000. All Notes rank pari passu, constitute a single class for voting purposes and are issued together with substantially identical Common Stock Purchase Warrants.

1. Promise to Pay: The Company shall pay the outstanding principal and all accrued and unpaid interest on the Maturity Date unless this Note is earlier prepaid or accelerated in accordance with its terms. All payments shall be made in immediately available U.S. funds without deduction or offset except as required by law.

2. Interest; Payments; Maturity: Interest accrues on the unpaid principal balance at a simple annual rate of ten percent (10%) using an actual/365-day basis. Interest is payable only upon repayment, prepayment, acceleration or maturity. No conversion rights are granted under this Note.

3. Optional Prepayment: Beginning six (6) months after the Issue Date, the Company may prepay this Note in whole, but not in part without Holder consent, by paying 102% of the outstanding principal together with all accrued and unpaid interest through the prepayment date. Prepayment shall not impair the Holder's rights under the related Warrant.

4. Warrant: Simultaneously with the issuance of this Note, the Company shall issue a Common Stock Purchase Warrant providing warrant coverage equal to twenty percent (20%) of the Original Principal Amount, an exercise price of $0.95 per share, a five-year term, customary anti-dilution adjustments for stock splits and similar events, and a cashless exercise feature.

5. Company Representations: The Company represents that it is duly organized and validly existing under Delaware law; has full corporate power to execute, deliver and perform this Note and the Warrant; all corporate action has been taken; this Note and the Warrant constitute legal, valid and binding obligations; the issuance complies with applicable securities laws; and the Company will make any public filings or disclosures required by applicable law.

6. Investor Representations: Holder represents that it is acquiring this Note and the Warrant for investment and not with a view toward distribution; has sufficient knowledge and experience to evaluate the investment; has had an opportunity to ask questions of management; understands the securities are restricted; and is eligible to acquire them pursuant to an available exemption from registration.

Exhibit 10.1

7. Covenants: Until this Note has been paid in full, the Company shall not, without the written consent of the Required Holders: (a) incur indebtedness senior in right of payment to the Notes; (b) grant liens securing senior indebtedness; (c) declare or pay dividends; or (d) repurchase equity securities except pursuant to existing equity compensation plans or contractual obligations.

8. Events of Default: An Event of Default includes: (a) failure to pay amounts due under this Note; (b) bankruptcy or insolvency proceedings involving the Company; (c) appointment of a receiver; (d) dissolution or liquidation; (e) material breach of this Note remaining uncured for ten (10) business days following written notice; or (f) a material payment default under other indebtedness. Upon an Event of Default, the Required Holders may declare all outstanding Notes immediately due and payable.

9. Additional Notes; Required Holders: The Company may issue additional Notes in substantially the same form as this Note until the aggregate original principal amount of all Notes issued pursuant to this financing equals $1,500,000. Except for additional investments by an existing Holder, no Note shall be issued with an original principal amount of less than $100,000. All Notes shall rank equally and constitute a single class of indebtedness. "Required Holders" means the holders of more than fifty percent (50%) of the aggregate outstanding principal amount of all Notes then outstanding. Any action requiring Holder approval under this Note may be taken by the Required Holders unless this Note expressly requires the consent of a particular Holder.

10. Transfer Restrictions: This Note and the related Warrant have not been registered under the Securities Act of 1933 or applicable state securities laws and may be transferred only pursuant to an effective registration statement or an available exemption from registration.

11. Miscellaneous: This Note is governed by the laws of the State of Delaware. Amendments require the written consent of the Company and the Required Holders, except any amendment disproportionately affecting a particular Holder also requires that Holder's consent. Notices may be delivered personally, by nationally recognized overnight courier or by electronic mail with confirmation of transmission. Electronic signatures, PDF signatures and counterparts are effective. If any provision is held unenforceable, the remaining provisions remain in full force. This Note and the related Warrant constitute the entire agreement relating to this investment.

ELITE HEALTH SYSTEMS INC.

By: /s/ Ken Minor
Name: Ken Minor
Title: CFO

HOLDER

/s/ Prasad Jeereddi
Prasad Jeereddi